Exhibit 5.2

[Letterhead of Conyers Dill & Pearman]

7th March, 2007

Dear Sirs,

Freescale Holdings (Bermuda) I, Ltd (“Freescale I”)

Freescale Holdings (Bermuda) II, Ltd (“Freescale II”)

Freescale Holdings (Bermuda) III, Ltd (“Freescale III”)

Freescale Holdings (Bermuda) IV, Ltd (“Freescale IV” and together with Freescale I,

Freescale II and Freescale III, the “Guarantors”)

We have acted as special legal counsel in Bermuda to the Guarantors in connection with a registration statement on Form S-4 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) being filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of $500,000,000 aggregate principal amount of Senior Floating Rate Notes due 2014, $1,500,000,000 aggregate principal amount of 9-1/8%/9-7/8% Senior PIK-Election Notes due 2014, $2,350,000,000 aggregate principal amount of 8-7/8% Senior Fixed Rate Notes due 2014 and $1,600,000,000 aggregate principal amount of 10-1/8% Senior Subordinated Notes due 2016, each of which has been registered under the Securities Act of 1933 (the “Exchange Notes”) of Freescale Semiconductor, Inc. (“Freescale Semiconductor”), fully and unconditionally guaranteed by the Guarantors. The Exchange Notes will be offered by Freescale Semiconductor and the Guarantors in exchange for any and all of the Senior Floating Rate Notes due 2014, 9-1/8%/9-7/8% Senior PIK-Election Notes due 2014, 8-7/8% Senior Fixed Rate Notes due 2014 and 10-1/8% Senior Subordinated Notes due 2016, respectively (collectively, the “Restricted Notes”) of Freescale Semiconductor fully and unconditionally guaranteed by the Guarantors, that have not been registered under the Securities Act.

For the purposes of giving this opinion, we have examined:

(i)	a copy of the Registration Statement;

(ii)	an electronic copy of the executed Senior Indenture dated 1 December, 2006 among Freescale Acquisition Corporation, Freescale Acquisitions Holdings Corp., the Guarantors and The Bank of New York, as trustee (the “Trustee”) (the “Senior Indenture”);

(iii)	an electronic copy of the executed Senior Subordinated Indenture dated 1 December, 2006 among Freescale Acquisition Corporation, Freescale Acquisitions Holdings Corp., the Guarantors and the Trustee (the “Senior Subordinated Indenture”);

(iv)	an electronic copy of the first supplemental indenture to the Senior Indenture among Freescale Semiconductor, Inc., the Trustee, Freescale Acquisitions Holdings Corp. and the Guarantors dated December 1, 2006 (the “Supplemental Senior Indenture”); and

(v)	an electronic copy of the first supplemental indenture to the Senior Subordinated Indenture among Freescale Semiconductor, Inc., the Trustee, Freescale Acquisitions Holdings Corp. and the Guarantors dated December 1, 2006 (the “Senior Subordinated Indenture” and together with the Senior Indenture, Senior Subordinated Indenture and the Supplemental Senior Indenture, the “Indentures”).

The Indentures together with the Registration Statement are herein sometimes collectively referred to as the “Documents” and such term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of each of the Guarantors, each certified by the Secretary of the respective Guarantor on 2 March, 2007, unanimous written resolutions of the board of directors of each Guarantor dated 1 December, 2006 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Indentures, other than the Guarantors, to enter into and perform their respective obligations under the Indentures, (d) the due execution of the Indentures by each of the parties thereto, other than the Guarantors, and the physical delivery thereof by each of the Guarantors with an intention to be bound thereby, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indentures in accordance with their terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Guarantors pursuant to the

Indentures to the non-exclusive jurisdiction of the courts of the State of New York, or of the United States of America for the Southern District of New York (in each case sitting in the Borough of Manhattan) (the “Foreign Courts”), (j) that none of the parties to the Documents carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses, (k) that on the date of entering into the Indentures the Guarantors were, and after entering into the Indentures are able to pay its liabilities as they become due.

The obligations of each of the Guarantors under the Indentures (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer to exchange the Restricted Notes for Exchange Notes by Freescale Semiconductor and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Guarantors is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Guarantors and thereby cease to exist under the laws of Bermuda).

2.	Each of the Guarantors has taken all corporate action required to authorise its execution, delivery and performance of the Indentures. The Indentures have been duly executed and delivered by or on behalf of such Guarantor and constitute the valid and binding obligations of such Guarantor in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Risks relating to the Exchange Notes – Each of Holdings I, Holdings II, Holdings III and Holdings IV, which are parent Guarantors of the Exchange Notes, are Bermuda Companies, and it may be difficult for you to enforce judgments against them”, “Enforceability of Judgments” and “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN

4